EXHIBIT 21

BRP Group, Inc. List of Subsidiaries as of February 28, 2024

Company Name	State of Incorporation
Baldwin Risk Partners, LLC	Delaware
Baldwin Krystyn Sherman Partners, LLC	Florida
BRP Colleague Inc.	Florida
BRP Middle Market Insurance Holdings, LLC	Florida
BRP Insurance Intermediary Holdings, LLC	Florida
BRP Main Street Insurance Holdings, LLC	Florida
BRP Medicare Insurance Holdings, LLC	Florida
BRP Insurance I, LLC	Florida
BRP Insurance II, LLC	Florida
BRP Insurance III, LLC	Florida
Connected Risk Solutions, LLC	Florida
Guided Insurance Solutions, LLC	Florida
BRP Financial Services Holdings, LLC	Florida
BKS Financial Investments, LLC	Florida
BRP Securities, LLC	Florida
Millennial Specialty Insurance, LLC	Florida
BKS Venture Investments, LLC	Florida
Armfield, Harrison & Thomas, LLC	Florida
Insgroup, LLC	Florida
Insgroup Dallas, LLC	Florida
360 Rx Solutions, LLC	Florida
Burnham Benefits Insurance Services, LLC	Florida
Burnham Gibson Wealth Advisors, LLC	Florida
Burnham Risk and Insurance Solutions, LLC	Florida
BRP Effective Coverage, LLC	Florida
Connected Captive Solutions, LLC	Florida
Connected Captive Solutions (Turks & Caicos), Ltd.	Turks & Caicos
The Capital Group Investment Advisory Services, LLC	Florida
BRP Colleague II Inc.	Florida
Preferred Property Program, LLC	Illinois
Preferred Property Risk Purchasing Group, LLC	Florida
Construction Risk Partners, LLC	New Jersey
AHT GovConRisk, LLC	Virginia
Westwood Insurance Agency LLC	California
MSI of New York, LLC	New York
Emerald Bay Insurance Group, LLC	Florida
Baldwin Risk Partners (Engaging), LLC	Florida
Baldwin Risk Partners (Genuine), LLC	Florida
BKS Partners Galati Marine Solutions, LLC	Florida
BKS MS, LLC	Florida
BKS Smith, LLC	Florida
Laureate Insurance Partners, LLC	Florida

Company Name	State of Incorporation
The Baldwin Group Specialty Solutions, LLC	Florida
Juniper Re, LLC	Florida
Juniper Re Bermuda, Ltd.	Bermuda
Baldwin Risk Partners Insurance Brokers, LLC	New York